ACQUISITION AGREEMENT

         THIS AGREEMENT made this 15th day of June, 2001 by and between TRANSATLANTIC SURETY and BOND Co. Ltd., a U. K. corporation with offices at 5703 Red Bug Lake Rd. #226, Winter Springs, FL. 32708 ("TSB")
AND
AMMONIA HOLD INC., a Utah corporation with principal offices at 10 Gunnebo Dr., Lonoke, AR. 72086, ("AMHD"). TSB and AMHD COLLECTIVELY REFERRED TO AS PARTIES.

         WHEREAS, AMHD is a NASDAQ-Bulletin Board company in the ammonia control
business  in  Arkansas  and   interested  in  expanding  its  business   through
investments and acquisitions, and

         WHEREAS, TSB is in the financial services and merchant banking business with access to business acquisitions and interested in making an investment in AMHD common shares and options, and

         WHEREAS, AMHD and TSB have had certain discussions regarding the investment by TSB into AMHD which they wish to reduce to writing in this Agreement.

         NOW, THEREFORE IN CONSIDERATION OF THE PROMISES, REPRESENTATIONS, AND COVENANTS CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1. PURCHASE PRICE. TSB SHALL ACQUIRE AT CLOSING, THIRTY PERCENT (30%) OF ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF AMHD ("SHARES") IN THE AMOUNT OF THREE MILLION TWO HUNDRED SEVENTY THREE THOUSAND FIVE HUNDRED TEN (3,273,510) SHARES, and the AMHD options and warrants specified herein below in Article 4(e), FOR THE TOTAL PURCHASE PRICE OF ONE MILLION TWO HUNDRED FIFTY THOUSAND ($1,250,000.00)USD ("Purchase Price") PAYABLE AT CLOSING AS FOLLOWS:

         a) A TSB-INVESTMENT PARTNERS INC. (a TSB affiliate DEBENTURE PAYABLE TO AMHD ("DEBENTURE")IN SUBSTANTIALLY THE SAME FORM AS EXHIBIT A.

Article 2. CLOSING. THE CLOSING SHALL TAKE PLACE AT THE OFFICES OF TSB ON THE 15th DAY OF JUNE, 2001. ("CLOSING"). AT CLOSING THE PARTIES SHALL DELIVER ALL INFORMATION AND DOCUMENTS NECESSARY OR REASONABLY REQUIRED BY THE PARTIES TO FULFILL THER RESPECTIVE OBLIGATIONS HEREUNDER .

Article 3. ESCROW. SIMALTANEOUS WITH THE EXECUTION OF THIS AGREEMENT, THE PARTIES SHALL ENTER INTO A MUTUALLY ACCEPTABLE ESCROW AGREEMENT TO ESCROW
SHARES. SAID ESCROW AGREEMENT SHALL REQUIRE RELEASE OF SHARES TO TSB UPON PERFORMANCE ON DEBENTURE AND PURSUANT TO PERFORMANCE UNDER ARTICLE 4 (a) and
(c). NOTWITHSTANDING THE FOREGOING, TSB SHALL RECEIVE AT CLOSING 654,702 SHARES OF AMHD.

Article 4. CONTINUING OBLIGATIONS OF THE PARTIES AFTER CLOSING. AFTER CLOSING THE PARTIES SHALL:

         a) TSB (or affiliates) shall undertake to issue on a "best efforts basis", within four (4) months after Closing, a Debt Offering for AMHD up to Ten Million ($10,000,000.00) USD. The general terms and conditions of said Debt Offering shall be; (i) interest at 12% with a five (5) year term, (ii) convertible to common of AMHD at $5.00 per share with a Rule 144 restriction of 12 months ("Offering"). The costs of the Debt Offering shall be borne by TSB, with the exception of AMHD costs (such as accounting, legal, etc). The Use of Proceeds for said Offering shall specify $3.5 Mill USD for possible investment in Pet Quarters, Little Rock, Arkansas and $3.5 Mill USD for possible investment in other operating and revenue producing businesses.

         b) Within thirty (30) days after Closing, the name and stock symbol of AMHD shall be changed to TSB Holdings Inc. and the ammonia control operation of AMHD shall be transferred into a wholly owned subsidiary.

         c) Within twelve (12) months after closing, TSB (or affiliates) agrees to organize $10.0 Million USD (gross sales) in acquisitions for AMHD/TSB Holdings; $20.0 Million USD (gross sales) in acquisitions for AMHD/TSB Holdings within twenty-four (24) months of Closing; and $30.0 Million USD (gross sales) in acquisitions for AMHD/TSB Holdins within thirty-six (36) months after Closing. In the event TSB (or affiliates) fails or refuses to ptoffer the aforesaid Acquisitionsm, the AMHD/TSB Holding Shares shall be Returned to AHMD free and clear of any liens, encumbrances or charges. The time limits specified herein my be waived in writing by AMHD, at AMHD's sole discretion.

         d) After Closing, AMHD/TSB Holdings agree not to reverse split AMHD/TSB Holdings until TSB Holdings is ready to apply for AMEX or NASDAQ.

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         e)   At Closing,  AMHD shall grant to TSB options to purchase three (3)
              million share of AMHD/TSB Holdings at $1.50 per share and an additional three (3) millions shares of AMHD/TSB Holdings at $3.50 per share (collectively "Options"). Said Options shall have a term of thirty-six (36) months from the date of issuance by AMHD.

         f)   Within  sixty (60) days after  Closing,  AMHD/TSB  Holdings  shall
              issue  a   Shareholder   proxy  for  the  matters   pertinent   to
              shareholders  set forth in this  Agreement.

         g)   At  Closing,  AMHD shall appoint a TSB nominee to its Board.


Article 5. MANAGEMENT AGREEMENT & NON COMPETE. WITHIN THIRTY (30) DAYS AFTER CLOSING, THE NEW BOARD OF AMHD/TSB Holdings SHALL RATIFY AND ADOPT THAT CERTAIN EMPLOYMENT AGREEMENT DATED MARCH 1, 1999 BY AND BETWEEN MICHAEL D. PARNELL (as Employee) AND AMHD (as Employer).

Article 6. CONTINUING WARRANTIES OF AMHD. AMHD HEREBY REPRESENTS AND WARRANTS TO
TSB:

         a) THAT THE TOTAL AMOUNT OF ALL ISSUED AND OUTSTANDING COMMON STOCK OF AMHD AT THE DATE OF THIS AGREEMENT IS SEVEM MILLION SIX HUNDRED THIRTY EIGHT THOUSAND ONE HUNDRED NINETY (7,638,190) SHARES. FURTHER, AMHD IS DULY INCORPORATED AND IN GOOD STANDING AS A CORPORATION UNDER THE LAWS OF THE JURISDICTION OF ITS INCORPORATION.

         b) THERE IS NO PREFERRED STOCK OF AMHD ISSUED, OUTSTANDING OR AUTHORIZED. FURTHER, THERE ARE NO WARRANTS, OPTIONS, CONVERTIBLE STOCKS, BONDS, DEBENTURES, OR OTHER SIMILAR FINANCIAL OBLIGATIONS OR INSTRUMENTS OF AMHD AUTHORIZED, OUTSTANDING OR ISSUED, EXCEPT THE OPTIONS SET FORTH IN EXHIBIT "B".

         c) THERE IS NO ACCRUED, UNPAID, OR DEFERRED COMPENSATION OR NOTES OR LOANS DUE AMHD SHAREHOLDERS, OFFICERS, EMPLOYEES OR DIRECTORS AS OF THE CLOSING DATE OF THIS AGREEMENT, EXCEPT $53,700.00USD DUE MICHAEL DEAN PARNELL.

         d) THE FINANCIAL STATEMENTS and SEC FILINGS OF AMHD ARE COMPLETE AND ACCURATELY REFLECT THE FINANCIAL CONDITION OF AMHD AND THERE ARE NO MATERIAL ADVERSE CHANGES IN THE BUSINESS OF AMHD SINCE THE DATE OF SAID STATEMENTS THAT HAS NOT ALREADY BEEN DISCLOSED IN WRITING TO TSB. IN ADDITION ATTACHED HERETO AND MADE A PART HEREOF AS EXHIBIT C IS A COMPLETE AND ACCURATE LIST OF ANY OR ALL CONTRACTS OR COMMITMENTS (WRITTEN OR ORAL) OF AMHD IN EXCESS OF TEN THOUSAND ($10,000.00) USD.

         e) THERE ARE NO CLAIMS, DEMANDS, PROCEEDINGS, DELINQUENCIES, DEFAULTS, OBLIGATIONS, SUITS, OR THREATS OF SUIT, SEIZURE, OR FORECLOSURE AGAINST AMHD OTHER THAN THOSE SET FORTH IN THIS AGREEMENT OR THE FINANCIAL STATEMENTS PROVIDED HEREWITH.

THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS ARTICLE SIX (6) ARE ONGOING WARRANTIES AND REPRESENTATIONS BY AMHD AND SHALL SURVIVE THE CLOSING.

Article 7. DUE DILIGENCE. PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT THEY HAVE CONDUCTED SUCH DUE DILIGENCE NECESSARY AND COMMERCIALLY CUSTOMARY FOR THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT.

Article 8. CONTINUING OBLIGATIONS OF PARTIES. PARTIES HEREBY AGREE AFTER THE CLOSING TO ASSIST AND COOPERATE IN GOOD FAITH WITH EACH OTHER ON A TIMELY BASIS IN PROVIDING ANY INFORMATION OR DOCUMENTS OR EXECUTING ANY DOCUMENTS, NECESSARY OR REASONABLY REQUIRED BY TSB TO FULFILL THE PARTIES OBLIGATIONS HEREUNDER.

Article 9. DEFAULT, & CURE. IN THE EVENT A PARTY FAILS OR REFUSES TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, IN A TIMELY MANNER, THEN ONE PARTY MAY GIVE NOTICE TO THE OTHER PARTY OF DEFAULT HEREUNDER. SAID NOTICE SHALL SET FORTH WITH SUFFICIENT SPECIFICITY AND PARTICULARITY THE DETAILS OF SAID DEFAULT. THE PARTY TO WHOM SAID DEFAULT NOTICE IS GIVEN SHALL HAVE THIRTY (30) DAYS FROM THE DATE OF THE DELIVERY OF THE NOTICE TO EITHER (a) CURE THE DEFICIENCIES SET FORTH IN THE NOTICE OR (b) GIVE WRITTEN REPLY TO THE NOTICE SETTING FORTH WITH PARTICLUARILTY THE REASONS FOR THE NONEXISTENCE OF DEFAULT OR INABILITY TO CURE THE DEFAULT(S).

Article 10. INDEMNIFICATION. THE PARTIES SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OTHER AGAINST ANY AND ALL UNDISCLOSED LIABILITIES OF THE OTHER NOT SET FORTH IN THIS AGREEMENT OR THE EXHIBITS AND SCHEDULES PROVIDED HEREWITH. THIS INDEMNIFICATION AND HOLD HARMLESS OF AMHD SHALL SURVIVE THE CLOSING.

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

Article 11. TERM & EFFECTIVE DATE and REVOCATION. THE EFFECTIVE DATE OF THIS AGREEMENT IS FROM AND AFTER THE CLOSING. THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT UNLESS LATER TERMINATED BY MUTUAL AGREEMENT OF THE PARTIES. IN THE EVENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE UNDERTAKEN, THEN BOTH PARTIES HEREBY KNOWINGLY AND AFFIRMATIVELY WAIVE THEIR RIGHTS TO RESCIND AND/OR REVOKE THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT.

Article 12. LEGAL COUNSEL. BOTH PARTIES HEREBY ACKNOWLEDGE THEY HAD A FULL OPPORTUNITY TO SEEK LEGAL COUNSEL OF THEIR OWN CHOOSING PRIOR TO EXECUTION OF THIS AGREEMENT.

Article 13. COSTS. PARTIES SHALL BEAR THEIR OWN LEGAL AND OTHER COSTS IN CONNECTION WITH THE MAKING AND CLOSING OF THIS AGREEMENT.

Article 14.  SECURITIES  LAWS & REGS & TAXATION.  BOTH PARTIES  HEREBY AGREE AND
ACKNOWLEDGE THAT THE TRANSFER OF SECURITIES PURSUANT TO THIS AGREEMENT SHALL CONSTITUTE AN EXEMPT ISOLATED TRANSACTION AND THE SECURITIES RECEIVED IN SUCH TRANSFER AND EXCHANGE DO NOT HAVE TO BE REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS AND REGULATIONS. IT IS THE EXPRESS INTENTION OF THE PARTIES THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY IT, BE TREATED TO THE EXTENT POSSIBLE AS A TAX FREE EXCHANGE OF STOCK PURSUANT TO THE IRS CODE OF 1986 (AND REGULATIONS THERETO) AS AMENDED.

Article 15. STANDARD TERMS AND CONDITIONS & EXHIBITS. THE PARTIES AGREE EXHIBIT "D" ATTACHED HERETO ON STANDARD TERMS AND CONDITIONS IS DEEMED PART OF THIS AGREEMENT FOR ALL PURPOSES AS THOUGH FULLY SET FORTH HEREIN. FURTHER, THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY OTHER EXHIBITS OR SCHEDULES THAT ARE MADE A PART OF THIS AGREEMENT OR PROVIDED IN CONNECTION WITH THIS AGREEMENT ARE DEEMED TO BE A PART OF THIS AGREEMENT FOR ALL PURPOSES.

         IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED IN THEIR NAMES AND/OR BY AND THROUGH THEIR PROPERLY AND DULY AUTHORIZED REPRESENTATIVES ON THE DATE FIRST ABOVE WRITTEN.

                                          AMHD:
                                          Ammonia Hold Inc.
                                          By: /s/ MICHAEL DEAN PARNELL
                                          ----------------------------
                                                  MICHAEL DEAN PARNELL, Chairman

ATTEST:

------------------------
Its corporate Secretary
(Seal)

                                          TSB:
                                          TransAtlantic Surety and Bond Co. Ltd
                                          By: /s/ ROY Y. SALISBURY
                                          ------------------------
                                                  ROY Y. SALISBURY, President
ATTEST:

-------------------------
Its corporate Secretary
(Seal)


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

EXHIBIT A  DEBENTURE
Contract No: Ammonia Hold.


                         CONVERTIBLE, CALLABLE, SECURED
                             SUBORDINATED DEBENTURE

NEITHER THIS DEBENTURE NOR THE UNDERLYING DEBENTURE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. CORPORATION WILL NOT TRANSFER THIS DEBENTURE, OR ANY DEBENTURE SHARES ISSUED PURSUANT TO ITS CONVERSION PROVISION, UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH NOTE OR SHARES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, (ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

                     TransAtlantic Investment Partners Inc.
                              a Florida corporation
             6% PERCENT CONVERTIBLE, CALLABLE, SECURED, SUBORDINATED
                           DEBENTURE DUE JUNE 15,2004

Section 1. Terms. TransAtlantic Investment Partners Inc., a Florida corporation ("Corporation") which term includes any successor corporation, for value received, hereby promises to pay to Ammonia Hold Corporation, Lonoke, Arkansas ("HOLDER"), the principal sum of One Million Two Hundred Fifty Thousand DOLLARS ($1,250,000.00) USD on June 15,2006 with interest thereon at Six percent (6%) per annum from and after June 15, 2001. Interest at Six percent (6%) per annum on this 6% convertible, callable, secured, subordinated Debenture due June 15,2004 ("Debenture") or any remaining unpaid balance shall continue to accrue after June 15,2004 until this Debenture has been paid in full or converted pursuant to Section 6 hereto.

Section 2. Payments. Payments of principal and interest shall be made in lawful money of the United States of America to Holder at the address provided to Corporation by Holder, as appears on this instrument below or at such other addresses as sent by Holder to Corporation by registered US mail at least twenty
(20) days before said payment date.

Principal payments shall be made on said Debenture as follows: Twenty-Five (25%) percent of the balance due in twelve (12) months from the date of issue of Debenture; Twenty-Five (25%) Percent due in Twenty-four (24) months from the date of issue and the remaining balance due in Thirty-six (36) months from the date of issue.

Section 3. Default. The occurrence of one or more of the following events shall constitute an event of default:

3.1      Nonpayment  of the interest due on this  Debenture for more than thirty
         (30) days beyond the date when due.

3.2      Nonpayment of the principal of this Debenture when due and payable.

3.3 The entry of a decree or order by a court having jurisdiction in the premises adjudging Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Corporation under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or trustee of Corporation, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

3.4 The institution by Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, or trustee of Corporation, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Corporation in furtherance of any such action.

Section 4. Acceleration. At the sole option of Holder, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon a default as set forth in Section 3 herein.

Section 5.  Subordination.

5.1 The rights of Holder under the terms of this Debenture shall be subordinated to:

5.1.1 the principal of, premium, if any, and accrued and unpaid interest (whether accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Corporation) on: (i) any secured indebtedness of Corporation for money borrowed, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed; (ii) guarantees by Corporation of any secured indebtedness for money borrowed by any other person, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or


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

         assumed; (iii) any secured indebtedness evidenced by notes, bonds or other instruments of indebtedness for the payment of which Corporation is outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed; and (iv) obligations of Corporation under any agreement to lease, or lease of, any real or personal property, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed, and any other secured indebtedness, liability, or obligation, contingent or otherwise, of Corporation and any guarantee, endorsement, or other contingent obligation in respect thereof, whether outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed, and

5.1.3 modifications, renewals, extensions, and refundings of any such indebtedness, liabilities, or obligations; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liabilities, or obligations or such modification, renewal, extension, or refunding thereof, or the obligations of Corporation pursuant to such a guarantee, are not superior in right of payment to the Debentures.

5.2 In the event the assets of Corporation are insufficient to satisfy Holder of this Debenture and Holders of all other Debentures issued by Corporation, the available assets of Corporation shall be distributed pro rata to all such Holders based on the total principal and interest then due to each such Holder.

5.3 The rights of Holder, under the terms of this Debenture shall be superior to any obligation due any holder of the common shares of Corporation arising solely out of the fact that such person is an owner of the common shares of Corporation.

Section 6.  Conversion Privilege and Call Provision.

Holder of this Debenture shall have the right, at Holder's sole option, after June 15,2004 to convert the principal and accrued, but unpaid, interest of this Debenture into the common shares of Corporation ("Debenture Shares"). Holder must convert all of the principal and accrued, but unpaid, interest if any is converted. In order to convert, Holder must surrender the original Debenture to Corporation at Corporation's principal offices and Corporation shall, as promptly as practicable after the surrender, deliver to Holder a share certificate or certificates representing the number of fully paid and nonassessable Debenture Shares of Corporation into which such Debenture has been converted. The conversion ratio for this Debenture shall be at the market value of Corporation's common shares as determined by the Corporation's regular accountant.

Section 7.  Effect of Payment.

7.1 Upon receipt of the final payment hereon by Holder prior to conversion under Section 6, Holder shall immediately deliver the original executed Debenture to Corporation marked "paid-in-full."

Section 8. Call By Corporation. Provided that this Debenture has not been converted pursuant to Section 6 hereof, Corporation may at its sole discretion call this Debenture at anytime after June 15, 2002 by the delivery of a notice of such call to Holder hereof. Holder shall thereafter immediately deliver this Debenture to Corporation and Corporation shall pay Holder upon delivery of a sum equal to all outstanding principal and accrued, but unpaid, interest through the date of the notice of call.

Section 9. Effect of Mergers, etc. on Conversion Privilege. In case of any capital reorganization, or of any reclassification of the common shares of Corporation or in case of the consolidation or merger of Corporation with or into any other corporation or of the sale, lease or other disposition of the properties and assets of Corporation as, or substantially as, an entirety to any other corporation, there shall be no adjustment of the conversion ratio hereof, but each Debenture shall, after such capital reorganization, reclassification of common shares, consolidation, merger or sale, lease, or other disposition, be convertible into the kind and amount of shares or other securities or property (including cash) to which the holder of the number of common shares deliverable (immediately prior to the time of such capital reorganization, reclassification of common shares, consolidation, merger, sale, lease, or other disposition) upon conversion of such Debenture would have been entitled upon such capital reorganization, reclassification of common shares, consolidation, merger, sale, lease, or other disposition.

Section 10. Corporation to Reserve Debenture Shares. Corporation covenants it will at all times keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common shares, or its issued common shares held in its treasury, or both, for the purpose of effecting conversions of this Debenture.

Section 11. Usury Laws. Should the usury laws of any state be deemed applicable with respect to this Debenture, Corporation will not assert such laws as a defense.

Section  12.  Fractional  Shares.   Fractional  Shares  or  script  representing
fractional Shares may be issued upon the exercise of this Debenture.

Section 13. Transfer.

13.1 Securities Laws. Neither this Debenture nor the Debenture Shares have been registered under the Securities Act of 1933 ("Securities Act") or any state securities laws. Corporation will not transfer either this Debenture or the Debenture Shares unless: (i) there is an effective registration covering such Debenture or such Debenture Shares, as the case may be,

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

         under the Securities Act and applicable states securities laws; (ii) it first receives a letter from an attorney, acceptable to Corporation's board of directors or its agents, stating that in the opinion of such attorney the proposed transfer is exempt from registration under the Securities Act and under all applicable state securities laws; or (iii) the transfer is made pursuant to Rule 144 under the Securities Act.

13.2 Conditions to Transfer. Prior to any such proposed transfer, and as a condition thereto, if such transfer is not made pursuant to an effective registration statement under the Securities Act, Holder will, if requested by Corporation, deliver to Corporation: (i) an investment covenant signed by the proposed transferee; (ii) an agreement by such transferee that the restrictive investment legend set forth above be placed on the certificate or certificates representing the securities acquired by such transferee; (iii) an agreement by such transferee that Corporation may place a "stop transfer order" with its transfer agent or registrar; and (iv) an agreement by the transferee to indemnify Corporation to the same extent as set forth in the next succeeding Subsection.

13.3 Indemnity. Holder acknowledges it understands the meaning and legal consequences of this Subsection, and Holder hereby agrees to indemnify and hold harmless Corporation, its representatives and each officer and director thereof from and against any and all loss, damage or liability (including all attorneys' fees and costs incurred in enforcing this indemnity provision) due to or arising out of (i)the inaccuracy of any representation or the breach of any warranty of Holder contained in, or any other breach of, this Debenture; (ii) any transfer of any of this Debenture or the Debenture Shares in violation of the Securities Act, the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the rules and regulations promulgated under either of such Acts; (iii) any transfer of this Debenture or any of the Debenture Shares in a manner inconsistent with this Debenture; or (iv) any untrue statement or omission to state any material fact in connection with the investment representations or with respect to the facts and representations supplied by Holder to counsel to Corporation upon which its opinion as to a proposed transfer shall have been based.

13.4 Holdback Period and Transfer. Except as specifically restricted hereby, this Debenture and the Debenture Shares issued may be transferred by Holder in whole or in part at any time or from time to time. In the event Corporation publicly offers shares of its common stock, the Debenture Shares may not be sold from the date of Corporation's initial public offering of securities for a period ending six (6) months after the conclusion of such initial public offering. Upon surrender of this Debenture to Corporation or at the office of its stock transfer agent, if any, accompanied by a request for transfer of this Debenture to a transferee, and accompanied by funds sufficient to pay any documentary stamp or similar issue or transfer tax, and upon compliance with the provisions of this Section 13, Corporation shall, without charge, execute and deliver a new Debenture in the name of such transferee, and this Debenture shall promptly be canceled. Any assignment, transfer, pledge, hypothecation or other disposition of this Debenture attempted contrary to the provisions of this Debenture, or any levy of execution, attachment or other process attempted upon this Debenture, shall be null and void and without effect.

Section 14.  Security.

14.1     Security.  This Debenture shall be secure by the assets of Corporation.

14.2 Wasting Assets. Corporation shall not commit waste or dissipate its assets, so as to jeopardize the security of this Debenture.

Section 15. Exchange, or Loss of Debenture.

15.1 Exchange. This Debenture is exchangeable, without expense, at the option of Holder, upon presentation and surrender hereof to Corporation at its principal office, or at the office of its stock transfer agent, if any, for other Debentures of different denominations entitling Holder to purchase, in the aggregate, the same number of Shares purchasable hereunder.

15.2 Loss, Destruction, Mutilation & Indemnity. Upon receipt by Corporation of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Debenture, Corporation will execute and deliver a new Debenture, which shall constitute a substitute contractual obligation on the part of Corporation, and Holder shall indemnify and hold harmless Corporation as against any attempt by another to enforce the lost or stolen Debenture.

Section 16. Rights of Holder. Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in Corporation, either at law or equity. The rights of Holder are limited to those expressed in this Debenture and are not enforceable against Corporation except to the extent set forth herein.

Section 17. Anti-Dilution Provisions. The number and kind of securities purchasable upon the conversion of this Debenture shall be subject to adjustment from time to time as follows:

17.1 In case the Corporation shall: (i) pay a dividend or make a distribution on the outstanding common shares payable in common shares;
         (ii) subdivide the outstanding common shares into a greater number of shares; (iii) combine the outstanding common shares into a lesser number of shares; or (iv) issue by reclassification of the common shares any common shares of Corporation, Holder of this Debenture shall thereafter be entitled, upon conversion, to receive the number and kind of shares which, if this Debenture had been converted immediately prior to the happening of such event, Holder would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification. Such adjustment shall become effective on the day next following: (x) the record date of such dividend or distribution; or (y) the day upon which such subdivision, combination, or reclassification shall become effective.

17.2 In case Corporation shall consolidate or merge into or with another corporation, or in case Corporation shall sell or convey to any other person or persons all or substantially all the property of Corporation, Holder of this Debenture shall thereafter be entitled, upon conversion, to receive the kind and amount of shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of common shares which might have been received upon conversion of this Debenture immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of Holder of this Debenture shall thereafter be made applicable.

17.3 If at any time Corporation is required to issue shares of its common shares in excess of the number of common shares then authorized, both Corporation and Holder shall cooperate in taking any and all steps necessary to increase the number of authorized common shares of Corporation to effectuate the purposes of this Section 17.

17.4 Irrespective of any adjustments in the number or kind of shares to be received upon conversion of this Debenture, the form of Debentures theretofore or thereafter issued may continue to express the number and kind of shares as are stated in this Debenture.

Section 18. Officer's Certificate. Whenever the number or kind of securities purchasable upon conversion of this Debenture shall be adjusted as required by the provisions of Section 17, Corporation shall forthwith file with its Secretary or Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted number of kind of securities purchasable upon conversion of this Debenture determined as herein provided and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustments. Each such officer's certificate shall be made available at all reasonable times for inspection by Holder and Corporation shall, forthwith after each such adjustment, mail by certified mail a copy of such certificate to Holder.

Section 19.Notices to Debenture Holder. So long as this Debenture shall be outstanding, if Corporation shall propose to take any action that would cause an adjustment to be made pursuant to Section 17, Corporation shall mail by certified mail to Holder, at least ten (10) days prior to the day on which such adjustment would become effective, a notice setting forth in reasonable detail the action to be so taken.

Section 20. Restrictions on Amendments to Articles of Incorporation. Corporation hereby agrees that for so long as this Debenture is issued and outstanding, and Holder has not exercised Holder's conversion privilege to Section 6 hereof, that Corporation will not cause its articles of incorporation to be amended or restated without the express written consent of the Holder hereof.

Section 21. Standard Provisions.

21.1 Notices. Any notices permitted or required under this Debenture shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to: HOLDER at:

                                    Ammonia Hold Corp.
                                    Attn: Mike Parnell
                                    10 Gunnebo Dr.
                                    Lonoke, AR. 72086

and to CORPORATION at:
                                    TransAtlantic Finance
                                    Attn: C. Giannetto, Esq.
                                    5703 Red Bug Lake Rd. #226
                                    Winter Springs, FL. 32708

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

21.2     Time. Time is of the essence of this Debenture.

21.3     Termination.   Both  parties  agree  the  mutual  termination  of  this
         Debenture shall release either party from any obligations under this Debenture.

21.4 Survival. Any of the terms and covenants contained in this Debenture which require the performance of either party after the Closing shall survive the Closing and delivery of this Debenture

21.5 Waiver. Failure of either party at any time to require performance of any provision of this Debenture shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

21.6 Assignment. Except as otherwise provided within this Debenture, neither party hereto may transfer or assign this Debenture without prior written consent of the other party.

21.7 Law Governing. This Debenture shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the doctrine of conflicts of law.

21.8 rbitration. If at any time during the term of this Debenture any dispute, difference, or disagreement, shall arise upon or in respect of the Debenture, and the meaning and construction hereof, including the issues of fraud, misrepresentation, and rescission, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in Orlando, Florida, USA in accordance with the rules of the American Arbitration Association, then existing, and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing Commercial Rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

21.9 Attorney & Expert Fees. In the event an arbitration, suit or action is brought by any party under this Debenture to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees and reasonable expert witness fees, to be fixed by the arbitrator, trial court, and/or appellate court.

21.10 Presumption. This Debenture or any section thereof shall not be construed against any party due to the fact that said Debenture or any section thereof was drafted by said party.

21.11 Computation of Time. In computing any period of time pursuant to this Debenture, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

21.12 Titles and Captions. All article, section and paragraph titles or captions contained in this Debenture are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Debenture.

21.13 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

21.14 Entire Agreement. This Debenture contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

21.15 greement Binding. This Debenture shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

21.16 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Debenture.

21.17 Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the, making and performance of this Debenture. All promises and covenants are mutual and dependent.

21.18 Counterparts. This Debenture may be executed in several counterparts, and by facsimile signature and all so executed shall constitute one Debenture, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

21.19 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

21.20 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

21.21 Separate Counsel. The parties acknowledge they had full opportunity to be represented in this transaction by separate legal counsel.

Section 22. Holder as Accredited Investor. Holder hereby warrants, represents and agrees he (it) is an Accredited Investor as that term is interpreted under the Securities Act of 1933 and Regulations thereto and applicable State Securities laws and regulations.

IN WITNESS WHEREOF the parties set their hands to this Debenture on this ___ day of June, 2001.

                                  CORPORATION:
                                  TransAtlantic Investment Partners Inc.

                                  By: /s/ Roy Y. Salisbury
                                  ------------------------
                                          Roy Y. Salisbury
                                          Its President

                                  HOLDER:
                                  AMMONIA HOLD CORP.

                                  By: /s/ Michael D. Parnell
                                  --------------------------
                                          Michael D. Parnell
                                          Its President

                                    EXHIBIT D
                          STANDARD TERMS AND CONDITIONS

         Time. Time is of the essence in this Agreement and the transactions contemplated by it.

         Good faith and fair dealing. The parties agree this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the Parties.

         Headings. The headings of Articles and paragraphs contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

         Modification and Waiver. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         Counterparts & facsimile. This Agreement and Exhibit may be executed simultaneously in one or more counter- parts or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective heirs, legal representatives, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons not a party to this Agreement, nor shall any provision give any such third persons any right of subrogation or action over against any party to this Agreement.

         Assignment. Shareholders shall not assign or transfer their obligations under this Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors and permitted assigns, and any of their respective companies, subsidiaries, entities, agents, associates, partners, permitted assigns, directors, officers, employees, and representatives.

         Arbitration and Governing law. Any and all disputes, controversies or claims (including any and all disputes, controversies, and claims between the Parties after Closing) arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, including the issues of fraud, misrepresentation, rescission, revocation, and reformation, (and further including any documents, schedules, or exhibits supplied in connection with this Agreement or the Closing) shall be fully and finally settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, then existing. The arbitration shall take place in Little Rock, Arkansas and judgment on the arbitration award may be entered in any Court having jurisdiction over the subject matter of the controversy. The arbitrator(s) in deciding the case shall apply the commercial law of the State of Delaware without regard to the doctrine of conflicts of law. The obligation of the Parties to submit to binding arbitration is their sole and exclusive remedy at law or equity and this obligation shall survive the Closing.

         Costs. If legal action or any arbitration or other proceeding (including any appellate proceeding) is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred, including expert witness fees, in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         Severability. To the extent any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

         Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

         Authority. Both Parties acknowledge that by execution of this Agreement they have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than the Parties are necessary in connection with this Agreement. The execution and delivery of this Agreement has been individually consented to in writing by all the disclosed individuals of each Party.

         No Conflict with Prior Agreements. Both Parties acknowledge, warrant and agree that the execution of this Agreement, the consummation of the transactions contemplated herein, and compliance with the terms of this Agreement, do not and will not, conflict with, or constitute a default under any indenture, mortgage, deed of trust or other agreement (oral or written) or instrument to which the Parties are now a party, or the articles, (and any amendments thereto) or bylaws of Parties, or any law, order, rule or regulations, injunction, or decree or any government agency or court, domestic or foreign, having jurisdiction over the Parties or their respective businesses or properties.

         Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to:                     TSB
                           ATTN: C. Giannetto, Esq.
                           5703 Red Bug Lake Rd. #226
                           Winter Springs, FL. 32708

                           fax 413 254 4663

If to:                     AMHD
                           ATTN: Michael Dean Parnell
                           10 Gunnebo Dr.
                           Lonoke, AK. 72086

                           fax 501 _______________